Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-120100, 333-106330, 033-44581 and 033-44582 on Form S-8 and Registration Statement No. 333-178143 on Form S-3 of our report dated February 25, 2013, relating to the consolidated financial statements and consolidated financial statement schedule of Public Service Enterprise Group Incorporated and subsidiaries (the “Company”) as of and for the year ended December 31, 2012, and our report dated February 25, 2013 relating to the effectiveness of the Company's internal control over financial reporting as of December 31, 2012, appearing in this Annual Report on Form 10-K of Public Service Enterprise Group Incorporated for the year ended December 31, 2012.

/s/Deloitte & Touche LLP
Parsippany, New Jersey
February 25, 2013